Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 18, 2022, except as to Note 1(e), which is as of May 20, 2022, with respect to the consolidated financial statements of Turo Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

September 1, 2022